SERVICER'S CERTIFICATE

        Export Funding Trust, Series 1993-A

                 Certificate No. 7

               Payment Date: 9/16/96

1.  Principal received on Promissory             $     9,006,362.07
    Notes....................................

2.  Interest received on Promissory Notes....    $       599,823.71

3.  Prepayment made by Obligor (if any).....     $                -

4.  Remaining Promissory Note Principal          $    18,012,724.11
    Balance........................

5.  Pool Factor..............................            22.22%

6.  Principal per Minimum Denomination......     $        11,111.11

7.  Interest per Minimum Denomination....        $           740.00

8.  Remaining Promissory Note Principal Balance
    Per Minimum Denomination......               $        22,222.22

   No default has occurred and is continuing with respect to the Promissory Note(s) or related Credit Agreement.

   All capitalized terms not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement.

   IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate on this 9th day of September 1996.

   NationsBank of Texas, N.A.
   As Servicer

   By:/s/Michael Timoney
    Name: Michael Timoney
    Title: Assistant Vice President